Exhibit 2.1

Execution Version

AMENDMENT
TO
ASSET PURCHASE AGREEMENT

AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) dated as of February 7, 2012 (the “Amendment Effective Date”), by and among Home Loan Center, Inc., a California corporation (“HLC Inc.”), HLC Escrow, Inc., a California corporation (“HLC Escrow”, and together with HLC Inc., “Sellers” and each a “Seller”), LendingTree, LLC, a Delaware limited liability company (“LendingTree”), Tree.com, Inc., a Delaware corporation (“Parent”, and together with Sellers and LendingTree, “Seller Parties”, and each a “Seller Party”), Discover Bank, a Delaware banking corporation (“Buyer”) and Discover Financial Services, solely for purposes of ARTICLE I, Section 24 of this Amendment.  Seller Parties and Buyer are sometimes referred to herein together as the “Parties”, and each as a “Party.”

WHEREAS, Buyer and Seller Parties are parties to that certain Asset Purchase Agreement, dated as of May 12, 2011 (as the same has been previously amended or modified, is amended hereby and may be further amended, modified or supplemented from time to time, the “APA”; capitalized terms not otherwise defined herein shall have the meanings set forth in the APA);

WHEREAS, Section 12.3 of the APA permits the amendment of the APA pursuant to a written agreement executed by each of the Parties;

WHEREAS, the Parties desire to amend the APA as provided in this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Discover Financial Services and each of the Seller Parties hereby agree as follows:

ARTICLE I                         AMENDMENTS TO THE APA

Section 1.                                            Definitions.  ARTICLE 1 of the APA is hereby amended as follows:

(a)                                  The definition of “Bona Fide Proposal” is hereby amended by deleting the words “a bank” in subsection (a) of such definition and inserting the words “an originator” in lieu thereof.

(b)                                 The definition of “Warehousing Agreement” is hereby amended by inserting a period after the word “Subsidiary” and deleting all of the text of such definition following such word.

Section 2.                                            Index of Defined Terms.  The table set forth in Section 1.2 of the APA is hereby amended by inserting the following lines in the appropriate alphabetical locations:

“Acquisition Party	10.3(a)”
“Excluded Pipeline Loan	7.14(b)”
“HARP Loan	7.1(c)(xxi)”
“Home Equity Loan	7.1(c)(xxi)”

“Jumbo Loan	7.1(c)(xxi)
“Offer Non-Acceptance	10.1(b)”
“Pipeline Certificate	7.14(b)”
“Satisfaction Date	4.1”
“Specified Jurisdictions	7.14(a)”
“State Wind Down Date	7.14(a)”

Section 3.                                            Purchase and Sale of Assets.

(a)                                  Section 2.1(a) of the APA is hereby amended and restated in its entirety as follows:

“(a)                            Except for any Excluded Pipeline Loans, all Seller Pipeline Loans existing as of the Closing, including those Seller Pipeline Loans listed in subsection (a) of Schedule 2.1, and all interests in and rights and claims arising from or related thereto, including any amounts deposited by or on behalf of borrowers in respect of such Seller Pipeline Loans and any hedging instruments related to such Seller Pipeline Loans that bear interest rate guarantees;”.

(b)                                 Section 2.1(j) of the APA is hereby amended and restated in its entirety as follows:

“(j)                               All prepaid expenses and deposits of Sellers that relate to Seller Pipeline Loans (other than Excluded Pipeline Loans), including those listed in subsection (j) of Schedule 2.1;”.

Section 4.                                            Excluded Assets.  Section 2.2 of the APA is hereby amended by deleting the word “and” at the end of paragraph (p), inserting the phrase “; and” in lieu of the period at the end of paragraph (q) and adding the following as a new paragraph (r):

“(r)                              All Excluded Pipeline Loans.”.

Section 5.                                            Assumed Liabilities.  Section 2.3(b) of the APA is hereby amended and restated in its entirety as follows:

“(b) Liabilities set forth on Schedule 2.3 with respect to the Seller Pipeline Loans (other than Excluded Pipeline Loans).”.

Section 6.                                            Purchase Price.  Section 3.1 of the APA is hereby amended as follows:

(a)                                  The first paragraph of Section 3.1 of the APA is hereby amended by adding the phrase “or Parent, as applicable,” after the name “HLC Inc.”

(b)                                 Sections 3.1(a), 3.1(b) and 3.1(c) of the APA are hereby amended and restated in their entirety as Sections 3.1(a), 3.1(b), 3.1(c) and 3.1(d) of the APA, as follows:

“(a)                            on the Closing Date, $35,888,536 (the “Closing Payment”) to HLC Inc.; plus

(b)                                 on March 7, 2012 (irrespective of whether the Closing has occurred or ever occurs, but provided that this Agreement has not been terminated prior to such date), $3,000,000 to Parent, unless prior to such date (i) Buyer has properly exercised its right of termination pursuant to Section 8.02(b), 8.02(c) or 8.02(d) of the Marketing Consulting Services Agreement or (ii) a Business Event (as defined below) exists or has occurred; plus

(c)                                  on the Closing Date, $7,000,000 to HLC Inc., unless prior to such date, (i) Buyer has properly exercised its right of termination pursuant to Section 8.02(b), 8.02(c) or 8.02(d) of the Marketing Consulting Services Agreement or (ii) a Business Event exists or has occurred; plus

(d)                                 on the first anniversary of the Closing Date, $10,000,000, to HLC Inc., unless prior to such date (i) Buyer has properly exercised its right of termination pursuant to Section 8.02(b), 8.02(c) or 8.02(d) of the Marketing Consulting Services Agreement or (ii) a Business Event exists or has occurred.”.

(c)                                  The definition of “Business Event” in Section 3.1 of the APA is hereby amended and restated in its entirety as follows:

““Business Event” means the occurrence or existence at any time (i) during the period beginning on the date hereof until the first anniversary of the Closing Date, of the daily average number of lenders participating on the mortgage network exchange operated by Parent and its Affiliates, as measured for any calendar quarter, being less than 100, or (ii) during the period beginning on the Closing Date until the first anniversary thereof, of Parent’s and its Affiliates’ Measurement Period Revenue (as defined below) measured as of any of the end of the First Measurement Period, any Subsequent Measurement Period or the Final Stub Period (in each case, as defined below) being less than $20,000,000.  For the avoidance of doubt, the occurrence or existence of a Business Event shall not be subject to cure.”.

Section 7.                                            The Closing.  Section 4.1 of the APA is hereby amended and restated in its entirety as follows:

“The closing of the sale, assignment, transfer and conveyance to Buyer of the Acquired Assets and the assumption by Buyer of the Assumed Liabilities (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, 48th Floor, Los Angeles, CA 90071, or at such other place as shall be agreed upon by Buyer and Sellers, at 10:00 a.m. Los Angeles time on (subject to the next sentence) the 30th day that follows the first date on which all of the conditions set forth in ARTICLE 9 have been satisfied (to the extent required to be satisfied) or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or, if such 30th day is not a Business Day, then on the next succeeding Business Day (the “Satisfaction Date”).  Subject to the following sentence, given that the regulatory process associated with branch office license approvals, mortgage loan originator license transfers, and other transitional issues is frequently ad hoc and uncertain, each Party agrees to reasonably cooperate with the others to address any issues raised by Governmental Authorities prior to Closing and work in good faith to effect the Closing on a date that limits the disruption of the Business and facilitates the transfer of the Seller Pipeline Loans, even if such date may delay Closing for more than 30 days following the Satisfaction Date.  Notwithstanding anything to the contrary herein, in no event shall the Closing occur (x) prior to April 15, 2012 or (y) later than July 6, 2012.  The date on which the Closing is actually held is referred to herein as the “Closing Date.”  The Closing shall be deemed effective as of 11:59 p.m. Los Angeles time on the Closing Date.”.

Section 8.                                            Conduct of Business by Seller Parties.  Section 7.1 of the APA is hereby amended as follows:

(a)                                  The following sentence is added as a new second sentence of Section 7.1(b):

“In addition, the Seller Parties shall (i) promptly provide reasonable assistance to Buyer, upon reasonable request, with respect to preparing applications and all other filings required to effectuate the transfer of individual employee mortgage loan originator (or similar) licenses effective at or immediately after Closing, (ii) reasonably facilitate Buyer’s or its designee’s hiring prior to the Closing of individual employees of HLC Inc. that might enable Buyer to obtain branch licenses or otherwise and (iii) where necessary, promptly surrender licenses held by HLC Inc. to facilitate the issuance of licenses to Buyer or its designee.”.

(b)                                 Section 7.1(c)(iv) of the APA is hereby amended by adding the following proviso at the end of such Section:

“provided, however, that after February 7, 2012 the restrictions set forth in this Section 7.1(c)(iv) shall not restrain HLC Inc. from entering into, amending, modifying or terminating an Investor Agreement or Warehousing Agreement, provided that (x) such Investor Agreement or Warehousing Agreement that is entered into, or such amendment, modification or termination, does not impose or purport to impose any liability or obligation on Buyer or any of its Affiliates or impair the Seller Parties’ ability to consummate the Transactions and (y) HLC Inc. provides Buyer notice of and a reasonable opportunity to review and comment on, in the case of the entry into an Investor or Warehousing Agreement, the draft Investor Agreement or Warehousing Agreement and, in the case of an amendment, modification or termination, the draft document or other instrument evidencing such amendment, modification or termination, in each case prior to the execution thereof;”.

(c)                                  Section 7.1(c)(xxi) of the APA is hereby amended by deleting the first word of such Section and adding the following proviso before the last word of such Section:

“provided, however, that after February 7, 2012 Sellers and the Subsidiaries shall be entitled to market, sell and originate Jumbo Loans, HARP Loans and Home Equity Loans. As used herein, the term “Jumbo Loan” means a first lien residential mortgage loan which conforms with all applicable current requirements, other than balance limitations therein, of Fannie Mae, Freddie Mac, the Federal Housing Administration or the U.S. Department of Veterans Affairs; the term “Home Equity Loan” means a closed- or open-ended second lien residential mortgage loan; and the term “HARP Loan” means a refinancing of an FHA, Fannie Mae or Freddie Mac loan under the Federal Housing Finance Agency’s Home Affordable Refinance Program;”.

(d)                                 A new paragraph (d) is added to Section 7.1 of the APA as follows:

“(d)                           Notwithstanding the provisions of this Section 7.1 (except for Sections 7.1(c)(v), 7.1(c)(vi), 7.1(c)(vii), 7.1(c)(viii), 7.1(c)(ix), 7.1(c)(x)), and subject to Sections 7.3 and 8.5, Seller Parties and the Subsidiaries shall be entitled to hire and terminate Business Employees in the ordinary course of business; provided, however, that Seller Parties and the Subsidiaries shall not be permitted to terminate any Key Person unless (i) the Seller Party or Subsidiary has commenced a legal proceeding against a Key Person, or a Key Person admits to, is convicted of, or pleas nolo contendere with respect to, a felony or any crime involving moral turpitude, fraud, embezzlement or theft, (ii) the Seller Party or Subsidiary is terminating a Key Person for violating workplace rules in order to prevent incurring material liability, or (iii) such Key Person’s action reasonably might trigger the termination or revocation of any Investor Agreement, Warehousing Agreement or material License.”.

Section 9.                                            Efforts to Close.  Section 7.3 of the APA is hereby amended as follows:

(a)                                  Section 7.3(f) of the APA is hereby amended and restated in its entirety as follows:

“(f)                              Buyer shall, or shall cause an Affiliate of Buyer to, submit to the applicable Governmental Authorities, on or prior to February 7, 2012, applications to be licensed to originate mortgage loans in the jurisdictions listed on Schedule 7.3(f).  Buyer shall use reasonable efforts to obtain such licenses from such Governmental Authorities as promptly as practicable, but nonetheless shall be entitled to withdraw any such application in its discretion (except for the purpose of delaying the Closing).  Buyer shall (or shall cause an Affiliate of Buyer to) use its reasonable efforts to promptly respond to all customary and ordinary requests for additional information from the applicable Governmental Authorities to which such applications (that have not been withdrawn) have been submitted.  Buyer shall use all reasonable efforts to obtain unconditional Direct Endorsement approval as soon as reasonably practicable (including complying with all reasonable requests from HUD/FHA).  Buyer and Seller Parties shall cooperate in good faith to complete as promptly as practicable the test case process required for the FHA to issue to Buyer (or its Affiliate) unconditional Direct Endorsement approval, and Buyer shall reasonably consult with, and consider the recommendations of, representatives of the Seller Parties to minimize the time required to obtain unconditional Direct Endorsement approval.  Buyer shall (i) provide updates on a periodic basis to the Seller Parties regarding the efforts to obtain approvals in the jurisdictions listed on Schedule 7.3(f), which updates shall include information regarding the status of each open corporate, branch office or other license application or notification, including to the extent available, any estimate of timing of processing of the application provided by a Governmental Authority, and (ii) promptly and reasonably respond to any reasonable requests for updates from the Seller Parties, including making knowledgeable personnel of Buyer, its Affiliates and their outside professional advisors available to the Seller Parties to discuss the status and progress of Buyer’s (and its Affiliate’s) aforementioned licensing efforts provided that all updates and other information regarding Buyer’s licensing efforts required by this paragraph shall be communicated by Buyer, its Affiliates and their outside professional advisors on a good faith basis and without any liability, other than with respect to knowingly false statements of material fact.”.

(b)                                 A new paragraph (g) is added to Section 7.3 of the APA as follows and existing paragraph (g) is re-lettered as new paragraph (h):

“(g)                           If Buyer is notified, or if Buyer determines (and Buyer shall act reasonably in making any determination), that Buyer or an Affiliate of Buyer is required by Law to submit an application to the Federal Reserve Board to acquire the Business, then Buyer shall (i) promptly notify the Seller Parties of such notification or determination, (ii) file such application within 30 days of the date that Buyer is notified or Buyer determines that such application is required, (iii) to the extent permitted by Law, provide the Seller Parties with monthly updates (or more frequently as may be reasonably requested by the Seller Parties) related to Buyer’s process of obtaining approval of the Federal Reserve Board and (iv) promptly inform the Seller Parties if at any time Buyer or an Affiliate of Buyer becomes aware that such approval is unlikely to be obtained on or prior to June 5, 2012.”.

Section 10.                                      No Solicitation of Acquisition Proposal.  Section 7.7 of the APA is hereby amended as follows:

(a)                                  Section 7.7(a) of the APA is hereby amended by adding the following sentence at the end of such Section:

“Notwithstanding the foregoing, the Seller Parties and their Affiliates may communicate with a Person making an inquiry, offer or proposal solely for the purpose of determining if such inquiry, offer or proposal would be an Acquisition Proposal or a Permitted Transaction Proposal.”.

(b)                                 Section 7.7(g)(iii) of the APA is hereby amended as follows:

(i)                                     The phrase “the Closing hereunder” in clause (x) of such Section is replaced with the phrase “March 7, 2012”;

(ii)                                  The phrase “in in” in clause (z) of such Section is replaced with the word “in”; and

(iii)                               The word “agrements” in clause (z) of such Section is replaced with the word “agreements”.

Section 11.                                      Compliance Certificates.  Section 7.13 of the APA is hereby amended and restated in its entirety as follows:

“Within five (5) Business Days following the end of each calendar month (the “Reference Month”) during the Interim Period, Parent shall deliver to Buyer a certificate, which shall be signed by the Chief Executive Officer or Chief Financial Officer of Parent, substantially in the form of Schedule 7.13(i) attached hereto, certifying as to the matters set forth in Schedule 7.13(i) with respect to the applicable Reference Month; provided, however, that with respect to any Reference Month following January 31, 2012, Parent shall deliver to Buyer a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent, substantially in the form of Schedule 7.13(ii) attached hereto (each certificate delivered pursuant to this Section

7.13, a “Compliance Certificate”), certifying as to the matters set forth in Schedule 7.13(ii) with respect to the applicable Reference Month.”.

Section 12.                                      Pipeline.  ARTICLE 7 of the APA is hereby amended by adding a new Section 7.14 as follows:

“7.14                     Pipeline.

(a)                                  Not earlier than 70 days prior to the Closing (based on Buyer’s good faith estimate of the Closing Date), and in any case no earlier than March 1, 2012 unless the parties (acting reasonably) agree that the Closing is reasonably likely to occur on or prior to May 10, 2012, Buyer shall deliver to HLC Inc. a notice indicating the jurisdictions in which Buyer, or an Affiliate of Buyer, expects to be licensed to offer mortgage loans as of the Closing Date (the “Specified Jurisdictions”); provided, that the Specified Jurisdictions shall include California and Illinois.  From and after the date that is 10 days following delivery of such notice (the “State Wind Down Date”) and continuing through and including the Closing Date, HLC Inc. shall use reasonable efforts to manage its loan origination activities such that, as of the Closing, the Seller Pipeline Loans shall consist solely of loans for which the applicable properties are located in the Specified Jurisdictions.

(b)                                 Not less than 10 days prior to the Closing, HLC Inc. shall deliver to Buyer a certificate, signed by a duly authorized officer of HLC Inc. (the “Pipeline Certificate”), setting forth a true and complete list of the Seller Pipeline Loans as of the date the Pipeline Certificate is delivered and specifying, with respect to each Seller Pipeline Loan, the product type (e.g., conforming, FHA, Jumbo Loan, Home Equity Loan) the loan number, the amount outstanding pursuant to such Seller Pipeline Loan, the applicable product code and the location of the applicable property to which such Seller Pipeline Loan relates.  Within 3 days following its receipt of the Pipeline Certificate, Buyer shall be entitled to deliver to HLC Inc. a notice setting forth, with respect to each Seller Pipeline Loan set forth in the Pipeline Certificate, solely with respect to any Seller Pipeline Loan that (i) is for a property that is not located in a Specified Jurisdiction, (ii) constitutes a product that was not marketed, sold or originated by HLC Inc. during the 30-day period prior to the date of this Agreement, or (iii) Buyer does not have authority to originate (whether because Buyer and its staff do not have the necessary authority under Law or otherwise), whether such Seller Pipeline Loan should be (A) transferred on the Closing Date to a Third Party identified by Buyer in such notice, (B) retained by Seller Parties following the Closing or (C) be transferred to Buyer at the Closing.  Seller Pipeline Loans listed in the Pipeline Certificate and described in clause (i), (ii) or (iii), and not clause (C), of the preceding sentence are referred to as “Excluded Pipeline Loans”.  Any Seller Pipeline Loan that exists on the Closing Date and was not set forth on the Pipeline Certificate shall also be an Excluded Pipeline Loan (and retained by HLC Inc.).  All interests, rights, claims and obligations arising from or related to Excluded Pipeline Loans (including any amounts deposited by or on behalf of borrowers in respect of such Excluded Pipeline Loans and any hedging instruments related to such Excluded Pipeline Loans that bear interest rate guarantees) will be Excluded Assets and Excluded Liabilities, and will not be Acquired Assets or Assumed Liabilities.  If any Excluded Pipeline Loan is designated by Buyer pursuant to clause (A) above to be transferred to a Third Party, then Buyer and Seller Parties shall cooperate with each other in good faith and use reasonable efforts to effect the transfer of such Excluded Pipeline Loan, together with all interests and rights, claims and obligations arising from or related thereto, including any amounts deposited by or on behalf of borrowers in respect of such Excluded Pipeline Loan and any hedging instruments related to such Excluded Pipeline Loan that bear interest rate guarantees, to such Third Party as of, or as soon as practicable following, the Closing Date; provided, that if such transfer does not occur, then Seller Parties shall retain such Excluded Pipeline Loan and it shall be considered an Excluded Asset hereunder.

(c)                                  At any time on or after the State Wind Down Date and on or prior to the Closing Date, HLC Inc. shall be entitled to deliver to Buyer one or more certificates, duly executed by the President of HLC Inc., certifying that HLC Inc. has incurred and paid expenses related to HLC Inc. not originating mortgage loans in all jurisdictions in which it currently originates mortgage loans following Buyer’s delivery of the notice setting forth the Specified Jurisdictions.  Promptly following Buyer’s receipt of any such certificate, Buyer shall pay HLC Inc. the amount specified in such certificate as having been incurred by HLC Inc., up to an aggregate maximum of the amount determined in accordance with the formula set forth on Schedule 7.14.

(d)                                 Following the Closing Date, to the extent requested by HLC Inc. pursuant to and subject to the terms of the Transition Services Agreement, Buyer shall provide HLC Inc. with reasonable administrative assistance in connection with the origination, processing, funding, underwriting, shipping and sale of loans that are Excluded Assets.”.

Section 13.                                      Non-Competition; Non-Solicitation.  Section 8.3 of the APA is hereby amended by re-lettering existing paragraph (c) as new paragraph (d) and adding a new paragraph (c) to such Section as follows:

“(c)                            Except as permitted under Section 7.1(b) and Section 8.5, Buyer agrees that, until the Closing or the termination of this Agreement under Section 10.1, and during the 12-month period thereafter, it will not solicit for employment any person then employed by HLC Inc.; provided, that Buyer shall not be in breach of this Section 8.3(c) with respect to any individual who (x) at the applicable time is no longer employed by HLC Inc. or (y) contacts Buyer or one of its Affiliates (I) on his or her own initiative, (II) in response to a general solicitation for employment contained in a newspaper, website or other publication or (III) in response to a third party recruiter, provided that such recruiter is not informed of such individual, directly or indirectly, by Buyer.”.

Section 14.                                      Employees; Employee Benefit Plans.  Section 8.5 of the APA is hereby amended as follows:

(a)                                  The first sentence of Section 8.5(a) of the APA is hereby amended and restated in its entirety as follows:

“(a)                            Buyer and its Affiliates shall have the right at any time, but not the obligation, in Buyer’s sole and absolute discretion to make offers to any Business Employee for employment commencing after Closing.”.

(b)                                 Section 8.5(c) of the APA is hereby amended by inserting the following sentences at the end of such Section:

“If the employment of any Key Person is terminated for any reason prior to the Closing Date, then Seller Parties shall, and shall cause their Affiliates to, use reasonable best efforts to hire an individual to replace such Key Person prior to Closing.  In connection therewith, Seller Parties shall, and shall cause their Affiliates to, reasonably cooperate and consult with Buyer prior to hiring any such individual and consider in good faith all comments, input and opinions communicated by Buyer with respect to such individual prior to his or her hiring.”.

Section 15.                                      Conditions Precedent to Obligations of Buyer.  Section 9.1 of the APA is hereby amended as follows:

(a)                                  Licenses.  Section 9.1(e) of the APA is hereby amended and restated in its entirety as follows:

“(e)                            Licenses.  (i) Each License and notification identified in Schedule 9.1(e)(i) shall have been obtained in a form reasonably acceptable to Buyer and shall be in full force and effect or (ii) alternatively, each of the benchmarks set forth on Schedule 9.1(e)(ii) with respect to the Licenses and notifications set forth on such Schedule shall have been satisfied, and the applicable Licenses and notifications shall have been obtained in a form reasonably acceptable to Buyer and shall be in full force and effect; provided, however, that any License or notification identified in Schedule 9.1(e)(i) or Schedule 9.1(e)(ii) as to which Buyer or an Affiliate of Buyer withdraws the application pursuant to Section 7.3(f) after February 17, 2012 shall be deemed to have been obtained in a form reasonably acceptable to Buyer and in full force and effect for purposes of this Section 9.1(e)); provided further, that any License or notification identified in Schedule 9.1(e)(i) or Schedule 9.1(e)(ii) as to which Buyer or an Affiliate of Buyer (A) withdraws the application pursuant to Section 7.3(f) on or prior to February 17, 2012 and (B) does not use reasonable efforts to meet the preconditions for licensure or notification or does not promptly resubmit the application after meeting the preconditions for licensure or notification, shall be deemed to have been obtained in a form reasonably acceptable to Buyer and in full force and effect for purposes of this Section 9.1(e).  Notwithstanding anything to the contrary herein, all Licenses and notifications set forth on Schedule 9.1(e)(ii)(B) shall automatically be deemed issued as of any date on or after June 5, 2012.”.

(b)                                 Section 9.1(h) of the APA is hereby amended by replacing the phrase “by or before any Governmental Authority, arbitrator, or mediator” with the phrase “by any Governmental Authority”.

(c)                                  Hired Employees.  Section 9.1(k) of the APA is hereby amended and restated in its entirety as follows:

“(k)                            (i) Each of the hiring benchmarks set forth on Schedule 9.1(k) hereto with respect to Business Employees who are offered employment by Buyer or one of its Affiliates prior to Closing shall have been satisfied, including timely acceptance by the relevant Business Employee of his or her written offer of employment with Buyer or one of its Affiliates and successful satisfaction by each such Business Employee of any and all preconditions of the offer of employment that are standard preconditions to employment with Buyer or one of its Affiliates; (ii) each of the first eight Business Employees identified in Schedule 1.1(b) shall have executed and delivered to HLC Inc. a non-solicitation agreement, in form and substance reasonably satisfactory to Buyer, and HLC Inc. shall have assigned, or at Closing shall assign, all rights of Seller Parties and their Affiliates under each such non-solicitation agreement to Buyer or one of its Affiliates; and (iii) Seller Parties and their Affiliates shall have used reasonable best efforts to hire replacement employees for each Key Person whose employment was terminated for any reason prior to the Closing Date in accordance with Section 8.5.”.

(d)                                 New Investor Arrangements.  Section 9.1(m) of the APA is hereby amended and restated in its entirety as follows:

“(m)                         New Investor Arrangements.  (i) Buyer shall have received at least (A) two Bona Fide Proposals from two Tier 1 Investors and (B) one Bona Fide Proposal from a Tier 2 Investor or (ii) alternatively, an assignee of Buyer pursuant to Section 12.7 shall have received at least (A) two Bona Fide Proposals from two Tier 1 Investors and (B) one Bona Fide Proposal from a Tier 2 Investor.  After March 7, 2012, the condition in this Section 9.1(m) shall be deemed satisfied.”.

(e)                                  Elapse of Time.  Section 9.1(o) of the APA is hereby deleted in its entirety.

(f)                                    Compliance Certificate.  Section 9.1(p) of the APA is hereby re-lettered as paragraph (o) and amended by replacing the phrase “Schedule 7.13” with the phrase “Schedule 7.13(i) or Schedule 7.13(ii), as applicable”.

(g)                                 A new paragraph is hereby added to the end of Section 9.1 of the APA as follows:

“The Parties agree that, with respect to the conditions set forth in Sections 9.1(e) and 9.1(m), Buyer’s obligation to consummate the purchase of the Acquired Assets and the other transactions contemplated to occur in connection with the Closing are subject to the satisfaction (or waiver by Buyer in whole or in part to the extent permitted by Law) of (i) each of the conditions set forth in Sections 9.1(e)(i) and 9.1(m)(i) or (ii) alternatively, each of the conditions set forth in Sections 9.1(e)(ii) and 9.1(m)(ii).”.

Section 16.                                      Conditions Precedent to Obligations of Seller Parties.  Section 9.2(d) of the APA is hereby amended by replacing the phrase “by or before any Governmental Authority, arbitrator, or mediator” with the phrase “by any Governmental Authority”.

Section 17.                                      Termination of Agreement.  Section 10.1 of the APA is hereby amended as follows:

(a)                                  Section 10.1(b) of the APA and the two trailing paragraphs following such Section are hereby amended and restated in their entirety as follows:

“(b)                           (i)                                     Subject to the final paragraph of this Section 10.1(b), either Buyer or Parent may terminate this Agreement upon delivery of notice to the other if the Closing has not occurred by the End Date.  The “Initial End Date” means the date that is 180 days after the date of this Agreement and the “End Date” means the latest date to which the Initial End Date may be extended as set forth in this Section 10.1(b).  If on the Initial End Date the FDIC Approval has not been obtained, then Buyer may (by one or more notices delivered to Parent on or prior to the end of the then applicable End Date) extend the End Date to the dates that are 210, 240, 270 and 300 days after the date of this Agreement; provided, that such extensions must be exercised one at a time to the next available End Date; and provided, further, that concurrently with an extension to the 210th, 240th or 270th day, Buyer shall pay to HLC Inc., by wire transfer of immediately available funds, $1,000,000 (for the avoidance of doubt, such payment is due for each such extension), and concurrently with an extension to the 300th day, Buyer shall pay to HLC Inc., by wire transfer of immediately available funds, $2,000,000 (for the avoidance of doubt, such payment is due in addition to all prior extension payments pursuant to this clause (i)), each of which amounts shall be credited towards (x) the Closing Payment if the Closing occurs or (y) in the event that the Closing does not occur, the liquidated damages (if any) due to Seller Parties pursuant to Section 10.4.

(ii)                                  If at any time after February 7, 2012 and prior to March 7, 2012 neither of the conditions set forth in Section 9.1(e) has been satisfied, then Buyer may (by notice delivered to Parent on or prior to the then-applicable End Date) extend the End Date to the date that is 390 days after the date of this Agreement so long as, prior to or concurrently with such extension, Buyer pays, or has paid, to HLC Inc. pursuant to this clause (ii) and clause (i) above, an aggregate of $5,000,000, which amount shall be credited towards (x) the Closing Payment if the Closing occurs or (y) in the event that the Closing does not occur, the liquidated damages (if any) due to Seller Parties pursuant to Section 10.4; provided, that, if at any time on or after the date that is 360 days after the date of this Agreement and on or prior to the date that is 390 days after the date of this Agreement, all of the conditions precedent set forth in ARTICLE 9 are satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing provided, that such conditions are then capable of being satisfied at the Closing), then the End Date shall be automatically extended to the date that is 420 days after the date of this Agreement.

Notwithstanding the foregoing, if, on any date on which Buyer has notified Parent of its election to extend the End Date pursuant to this Section 10.1(b), all of the conditions in Section 9.1(a) and (b) (but ignoring the condition in the second sentence of Section 9.1(b)) have not been satisfied or waived by Buyer (or are not capable of being satisfied at the Closing), then Buyer shall not be required to pay HLC Inc. the applicable amount specified in clause (i) or (ii) above with respect to such extension.

The right to terminate this Agreement under Section 10.1(b) shall not be available to any Party whose breach (or whose Affiliate’s breach) of a representation, warranty, covenant or obligation contained in this Agreement or the Marketing Consulting Services Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the End Date.  Notwithstanding anything to the contrary herein, Buyer may not terminate this Agreement pursuant to this Section 10.1(b) on or after March 7, 2012 unless Buyer has made the payment set forth in Section 3.1(b).”.

(b)                                 Section 10.1(g)(iii) is hereby amended by replacing the phrase “amount available for borrowing under the Warehousing Agreements is reduced” with the phrase “committed and uncommitted warehouse lines made available to HLC Inc. falls”.

(c)                                  New paragraphs (i) and (j) are hereby added to the end of Section 10.1 of the APA as follows:

“(i)                               Parent may terminate this Agreement by giving written notice to Buyer if (A) Buyer provides the notice to Seller Parties contemplated by clause (iv) of Section 7.3(g) or (B) Buyer is required to provide such notice pursuant to Section 7.3(g) but fails to do so.”

(j)                                     Buyer or Parent may terminate this Agreement by giving written notice to the other at any time prior to the Closing if a federal Governmental Authority having jurisdiction formally orders the termination of this Agreement; provided, that (i) no Party may terminate pursuant to this Section 10.1(j) while a Party is appealing or contesting such order, and (ii) Buyer may not terminate this Agreement pursuant to this Section 10.1(j) on or after March 7, 2012 unless it has made the payment set forth in Section 3.1(b).”.

Section 18.                                      Effect of Termination.  The first sentence of Section 10.2 is hereby amended by adding the phrase “Section 8.3(c),” after the phrase “Except for Section 8.2,”.

Section 19.                                      Termination Fee.  Section 10.3(a) of the APA is hereby amended and restated in its entirety as follows:

“(a)                            If (i) (A) this Agreement is terminated by Buyer or Parent pursuant to Section 10.1(b) or Section 10.1(e), (B) prior to such termination of this Agreement, a written Acquisition Proposal is proposed or publicly disclosed, and (C) concurrently with or within twelve (12) months following the termination of this Agreement, either (x) any Acquisition Proposal is consummated with the Third Party (or any Affiliate of such Third Party) that proposed or publicly disclosed any Acquisition Proposal as contemplated by clause (a)(i)(B) above (such Third Party or any of its Affiliates an “Acquisition Party”) or (y) Parent or any Seller Party enters into a definitive agreement providing for any Acquisition Proposal with the Acquisition Party, or (ii) this Agreement is terminated by Buyer pursuant to Section 10.1(f), then in any such event Parent shall pay to Buyer a fee of $2,200,000 in cash (the “Termination Fee”), such payment to be made promptly, but in any event no later than (x) in the case of clause (i), the earlier to occur of the consummation of such Acquisition Proposal or the entry into such definitive agreement for an Acquisition Proposal or (y) in the case of clause (ii), two (2) Business Days after the termination of this Agreement, it being understood that in no event shall Parent be required to pay the Termination Fee on more than one occasion; provided, however, that Parent shall not be required to pay Buyer the Termination Fee pursuant to Section 10.3(a)(i), if, as of the date this Agreement is terminated, neither of the conditions precedent in Section 9.1(e) have been satisfied (to the extent required to be satisfied).  For purposes of this Section 10.3(a), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 7.7(g)(i), except that (1) the reference in clause (A) thereof to “any of the Acquired Assets” shall be replaced by “50% or more of the fair market value of the Acquired Assets” and the references in clauses (B) and (C) thereof to “15” shall be replaced by “50” and (2) the proviso therein shall be disregarded.”.

Section 20.                                      Liquidated Damages.  Section 10.4 of the APA is hereby amended and restated in its entirety as follows:

“(a)                            NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IF (A) THE CLOSING FAILS TO OCCUR ON OR PRIOR TO THE END DATE (AS IT MAY BE EXTENDED PURSUANT TO SECTION 10.1(b)) DUE SOLELY TO (I) BUYER FAILING TO OBTAIN A LICENSE OR APPROVAL OF A GOVERNMENTAL AUTHORITY SET FORTH ON SCHEDULE 9.1(e), OR (II) THE CONDITION SET FORTH IN SECTION 9.1(m) FAILING TO BE SATISFIED OTHER THAN AS A RESULT OF THE FAILURE OF CLAUSE (B) OF THE DEFINITION OF BONA FIDE PROPOSAL TO BE SATISFIED IN ONE OR MORE PROPOSALS RECEIVED BY BUYER (CLAUSE (I) OR (II), (A “BUYER CLOSING CONDITION FAILURE”) AND (B) PARENT IS ENTITLED TO TERMINATE THIS AGREEMENT PURSUANT TO SECTION 10.1(b), 10.1(d), 10.1(i) or 10.1(j) THEN THE PARTIES ACKNOWLEDGE THAT SELLER PARTIES’ ACTUAL DAMAGES CAUSED BY A BUYER CLOSING CONDITION FAILURE WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  THEREFORE, THE PARTIES ACKNOWLEDGE AND AGREE THAT $5,000,000 HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER PARTIES’ DAMAGES THAT WOULD BE CAUSED BY A BUYER CLOSING CONDITION FAILURE, AND THAT AN AWARD OF SUCH LIQUIDATED DAMAGES IN THE AMOUNT OF $5,000,000 SHALL BE SELLER PARTIES’ EXCLUSIVE REMEDY AGAINST BUYER AS A RESULT OF A BUYER CLOSING CONDITION FAILURE; PROVIDED, HOWEVER, THAT SUCH AMOUNT SHALL BE REDUCED BY THE AGGREGATE AMOUNTS, IF ANY, PAID BY BUYER TO PARENT PURSUANT TO SECTION 10.1(b) IN CONNECTION WITH EXTENSIONS OF THE END DATE BY BUYER.

(b)                                 NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, PROVIDED THAT (X) BUYER OR ANY OF ITS AFFILIATES HAS MADE AN OFFER OF EMPLOYMENT TO THE FIRST INDIVIDUAL IDENTIFIED IN SCHEDULE 1.1(b) ON OR BEFORE FEBRUARY 28, 2012, (Y) SUCH INDIVIDUAL HAS ACCEPTED OR HAS THE RIGHT (PROVIDED HE HAS NEITHER DIED NOR BECOME DISABLED) TO ACCEPT AN OFFER OF EMPLOYMENT WITH BUYER OR AN AFFILIATE OF BUYER, AS THE CASE MAY BE, FROM SUCH DATE THROUGH THE CLOSING DATE, AND (Z) SUCH INDIVIDUAL IS PERMITTED BY BUYER OR ITS AFFILIATE TO COMMENCE EMPLOYMENT (IT BEING UNDERSTOOD THAT IF SUCH INDIVIDUAL IS NOT PERMITTED TO COMMENCE EMPLOYMENT DUE TO OFFEROR’S STANDARD PRECONDITIONS OF EMPLOYMENT, THIS CLAUSE (Z) WILL NOT BE SATISFIED), IF SUCH INDIVIDUAL (I) HAS NOT ACCEPTED SUCH OFFER OF EMPLOYMENT PRIOR TO CLOSING, (II) HAS NOT COMMENCED SUCH EMPLOYMENT AS OF CLOSING, OR (III) HAS DIED OR BECOME DISABLED AS OF THE CLOSING (ANY OF THE FOREGOING CLAUSES (I), (II) OR (III), AN “OFFER NON-ACCEPTANCE”), THEN THE PARTIES ACKNOWLEDGE THAT BUYER’S ACTUAL DAMAGES CAUSED SOLELY BY SUCH OFFER NON-ACCEPTANCE WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  THEREFORE, THE PARTIES ACKNOWLEDGE AND AGREE THAT $3,000,000 HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF BUYER’S DAMAGES THAT WOULD BE CAUSED BY AN OFFER NON-ACCEPTANCE AND THAT AN AWARD OF SUCH LIQUIDATED DAMAGES IN THE AMOUNT OF $3,000,000 (INCLUDING, FOR THE AVOIDANCE OF DOUBT, BUYER’S SET-OFF RIGHT

DESCRIBED IN SECTION 11.9(a)) SHALL BE BUYER’S EXCLUSIVE REMEDY AGAINST SELLER PARTIES SOLELY WITH RESPECT TO AN OFFER NON-ACCEPTANCE.  FOR PURPOSES OF THIS SECTION 10.4(b), THE TERM “DISABLED” SHALL MEAN DISABLED SUCH THAT HE IS RENDERED UNABLE TO PERFORM SUBSTANTIALLY ALL OF HIS USUAL DUTIES FOR SELLER PARTIES OR BUYER OR ITS AFFILIATE, AS THE CASE MAY BE, AND SUCH DISABILITY IS EXPECTED TO OR DOES PERSIST AND RENDER SUCH INDIVIDUAL UNABLE TO PERFORM SUBSTANTIALLY ALL OF HIS USUAL DUTIES FOR BUYER OR ITS AFFILIATE FOR A CONTINUOUS PERIOD IN EXCESS OF THIRTY (30) DAYS FOLLOWING THE CLOSING DATE.  FOR THE AVOIDANCE OF DOUBT, THE LIQUIDATED DAMAGES DESCRIBED IN THIS SECTION 10.4(b) RELATE SOLELY TO DAMAGES SOLELY CAUSED AS A RESULT OF AN OFFER NON-ACCEPTANCE AND DO NOT AFFECT BUYER’S REMEDIES FOR ANY BREACH OF A REPRESENTATION, WARRANTY OR COVENANT HEREIN.

(c)                                  BUYER AND SELLER PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.”.

Section 21.                                      Set-off and Withholding.  Section 11.9 of the APA is hereby amended and restated in its entirety as follows:

“11.9                     Set-off and Withholding.

(a)                                  If as of the Closing, Buyer is entitled to the liquidated damages set forth in Section 10.4(b), then, in satisfaction of such liquidated damages, $3,000,000 shall be set-off against the Closing Payment.  For the avoidance of doubt, such set-off relates solely to damages solely caused as a result of an Offer Non-Acceptance and does not affect Buyer’s remedies for any breach of a representation, warranty or covenant herein.

(b)                                 If on the first anniversary of the Closing Date a Buyer Indemnified Person has an indemnity claim pursuant to this ARTICLE 11 that has been resolved in accordance with this Agreement, but which has not been paid by Seller Parties, then Buyer may set-off from the payment owed pursuant to Sections 3.1(d) an amount equal to the agreed-upon amount of such indemnity claim.

(c)                                  If on the first anniversary of the Closing Date a Buyer Indemnified Person has an indemnity claim pursuant to this ARTICLE 11 that has not been resolved in accordance with this Agreement, then Buyer may withhold from the payment owed pursuant to Sections 3.1(d) an amount equal to Buyer’s good faith estimate of the amount of such indemnity claim so long as, by the first anniversary of the Closing Date, Buyer (a) files a formal arbitration claim with the arbitrator pursuant to Section 12.9 and (b) deposits the amount so withheld with the Escrow Agent pursuant to the Escrow Agreement.”.

Section 22.                                      Notices.  Section 12.2 of the APA is hereby amended by replacing each instance of the phrase “Douglas.Lebda@lendingtree.com” with the phrase “doug.lebda@lendingtree.com”.

Section 23.                                      Expenses.  Section 12.4 of the APA is hereby amended by inserting the following proviso at the end of the first sentence of such Section:

“; provided, however, that any incremental costs approved in advance by Buyer in writing and incurred by Parent or its Affiliates directly at the request of Buyer or its Affiliates in connection with Buyer’s efforts to obtain the state licenses or notifications set forth on Schedule 9.1(e)(ii) shall be borne by Buyer.”.

Section 24.                                      Assignments, Successors and No Third Party Rights.  Section 12.7 of the APA is hereby amended and restated in its entirety as follows:

“12.7                     Assignments, Successors and No Third Party Rights.  Prior to the Closing, no Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that Buyer may:  (i) assign all of its rights and delegate all of its obligations under this Agreement to (A) any Third Party in connection with a sale of all or substantially all of its assets, sale of its equity interests, change of control or similar transaction, so long as Buyer remains liable hereunder, or (B) any Affiliate of Buyer, in which case such Affiliate shall assume all of Buyer’s obligations hereunder and Buyer shall be released from all of its obligations hereunder; provided, however, that in the event of an assignment pursuant to this Section 12.7(i)(B), Discover Financial Services hereby agrees to guarantee the obligations of such Affiliate under this Agreement, (ii) assign the right to acquire the equity interests of the Subsidiaries and/or the assets of HLC Escrow to an Affiliate of Buyer, in which case such Affiliate shall assume the applicable obligations of Buyer hereunder and Buyer shall be released from its obligations hereunder to the extent of such assumption; provided, however, that in the event of an assignment pursuant to this Section 12.7(ii), Discover Financial Services hereby agrees to guarantee the obligations of such Affiliate under this Agreement, and (iii) collaterally assign its rights hereunder to any financial institution providing financing in connection with the Transactions, so long as Buyer remains liable hereunder.  Following the Closing, any Party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.  Any other purported assignment without written consent of the other Parties shall be void and of no effect.  Subject to the foregoing, this Agreement will apply to, be binding in all respects upon and inure to the sole benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.7 and except for the Buyer Indemnified Persons and the Seller Indemnified Persons.”.

Section 25.                                      Schedules.

(a)                                  Schedule 1.1(b) to the APA is hereby deleted and replaced in its entirety with Schedule 1.1(b) attached hereto.

(b)                                 A Schedule 7.3(f) is hereby added to the APA in the form of Schedule 7.3(f) attached hereto.

(c)                                  Schedule 7.13 to the APA is hereby deleted and replaced in its entirety with Schedule 7.13 attached hereto.

(d)                                 A Schedule 7.14 is hereby added to the APA in the form of Schedule 7.14 attached hereto.

(e)                                  Schedule 9.1(e) to the APA is hereby deleted and replaced in its entirety with Schedules 9.1(e) attached hereto.

(f)                                    Schedule 9.1(k) to the APA is hereby deleted and replaced in its entirety with Schedule 9.1(k) attached hereto.

Section 26.                                      Additional Provisions.

(a)                                  Each Seller Party hereby confirms that, as of the Amendment Effective Date, Buyer has used reasonable efforts to take such actions and do such things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of the Transaction Documents (including satisfaction of the Closing conditions for which Buyer is responsible or otherwise in control, as set forth in ARTICLE 9 of the APA).  Furthermore, each Seller Party hereby waives (a) any claim that any action or the failure to take any action prior to the Amendment Effective Date by Buyer constitutes a failure by Buyer to use reasonable efforts to take such actions and do such things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of the Transaction Documents and (b) any claim with respect to any other breach by Buyer on or prior to the Amendment Effective Date of any covenant or agreement of Buyer contained in a Transaction Document.

(b)                                 Buyer hereby confirms that, as of the Amendment Effective Date, each Seller Party has used reasonable efforts to take such actions and do such things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of the Transaction Documents (including satisfaction of the Closing conditions for which Seller Parties are responsible or otherwise in control, as set forth in ARTICLE 9 of the APA).  Furthermore, Buyer hereby waives (a) any claim that any action or the failure to take any action prior to the Amendment Effective Date by any Seller Party constitutes a failure by such Seller Party to use reasonable efforts to take such actions and do such things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of the Transaction Documents and (b) any claim with respect to any other breach by any Seller Party on or prior to the Amendment Effective Date of any covenant or agreement of such Seller Party contained in a Transaction Document.

(c)                                  Each of the Parties hereby agrees and acknowledges that the consents identified on Schedule 9.1(d) to the APA and obtained prior to the Amendment Effective Date will require modification or replacement.

(d)                                 Buyer hereby agrees and acknowledges that any payment made by Buyer pursuant to Section 3.1(b) or 10.1(b) of the APA shall be non-refundable, unless the APA is terminated by Buyer pursuant to Section 10.1(c), 10.1(g) or 10.1(h) of the APA.

ARTICLE II                                                                               MISCELLANEOUS

Section 1.                                            Effect on the APA. Except as specifically amended by this Amendment, the APA, as previously amended or modified, shall remain in full force and effect and the APA, as amended by this Amendment, is hereby ratified and confirmed in all respects.  From and after the Amendment Effective Date, each reference in the APA to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import, or to any provision of the APA, as the case may be, shall be deemed to refer to the APA or such provision as amended by this Amendment, unless the context otherwise requires.  References in the APA to the “date hereof” or the “date of this Agreement” shall be deemed to refer to May 12, 2011.

Section 2.                                            Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflict of law principles.  All disputes, controversies and claims between the Parties, arising out of or relating to this Amendment, shall be resolved in accordance with Section 12.9 of the APA.

Section 3.                                            Execution of Amendment.  This Amendment may be executed in two or more counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment.  Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes.  All such counterparts shall together constitute one and the same instrument and shall become binding when two or more counterparts have been signed by each of the Parties and delivered to each other Party.

Section 4.                                            Expenses.  Each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Amendment, including all fees and expenses of its Representatives.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be entered into as of the Amendment Effective Date.

Discover Bank

By:	/s/ Carlos Minetti
Name:	Carlos Minetti
Title:	Loan Officer

Discover Financial Services, solely for purposes of ARTICLE I, Section 24 of this Amendment

By:	/s/ Carlos Minetti
Name:	Carlos Minetti
Title:	Executive Vice President, President – Consumer Banking and Operations

Home Loan Center, Inc.

By:	/s/ David Norris
Name:	David Norris
Title:	President

Tree.com, Inc.

By:	/s/ Douglas R. Lebda
Name:	Douglas R. Lebda
Title:	Chairman & Chief Executive Officer

HLC Escrow, Inc.

By:	/s/ David Norris
Name:	David Norris
Title:	President

LendingTree, LLC

By:	/s/ Douglas R. Lebda
Name:	Douglas R. Lebda
Title:	President